                                  EXHIBIT 99.4


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PRESS RELEASE                                 CONTACT: Ronald L. Koons
                                                       William V. Larkin, Jr.
                                                       (713) 799-5100


  TUBOSCOPE VETCO INTERNATIONAL CORPORATION AND DREXEL OILFIELD SERVICES, LTD.
                        SIGN DEFINITIVE MERGER AGREEMENT

Houston, Texas, January 4, 1996 - Tuboscope Vetco International ("Tuboscope") (NASDAQ: TUBO), announced today that it has executed a definitive merger agreement with privately held Drexel Oilfield Services ("DOS"). Through its Hydra Rig, SWECO-Oilfield Services ("SWECO"), Brandt and Texas Oil Tools subsidiaries, DOS is the world's leading manufacturer of coiled tubing units, related pressure control equipment and solids control equipment. For the twelve months ended 9/30/95 and pro forma for the recent acquisition of SWECO, DOS had revenues and EBITDA of approximately $119 million and $16 million respectively, excluding SWECO combination savings expected to be in excess of $2 million.

The definitive merger agreement provides for the acquisition of DOS for 16.7 million Tuboscope shares. The largest shareholders of DOS are SCF Partners, a Houston-based energy services investment group led by Mr. L.E. Simmons, and the Hong Kong-based Kadoorie Group. In a related transaction, SCF Partners will also invest $31 million of new equity in Tuboscope through the purchase of 4.2 million shares of Tuboscope common stock and warrants to purchase 2.533 million common shares at an exercise price of $10.00 per share.

In a separate agreement, subject to final documentation, Baker Hughes Incorporated has agreed to exchange Tuboscope's Series A Convertible Preferred stock for 1.5 million shares

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of Tuboscope common stock and warrants to purchase an additional 1.25 million shares at an exercise price of $10.00 per share. As a result of the exchange, excluding the warrants, Baker Hughes will own approximately 8% of the combined entity. Eric Mattson, Chief Financial Officer of Baker Hughes, will continue as a director of Tuboscope. Mr. Mattson stated, "this decision reflects Baker Hughes' support of the DOS transaction and its confidence in the future of Tuboscope."

Following the completion of the transactions, SCF Partners will own approximately 23% of the combined company. Mr. L.E. Simmons, chairman of DOS and president of SCF Partners, will become chairman of Tuboscope. Mr. Martin A. Reid, current Chairman, will continue as a director. Mr. John Lauletta, President and Chief Executive Officer of DOS, will become President and Chief Executive Officer of Tuboscope.

Completion is subject to certain conditions, including receipt of stockholder and various government approvals. The transaction is expected to close in the second quarter of 1996.

Regarding the transaction, Mr. Reid stated: "The merger with DOS and the $31 million equity investment by SCF Partners will generate many benefits for Tuboscope shareholders. Among these benefits are greatly expanded growth opportunities, particularly in the technically important and growing coiled tubing and solids control markets; a strengthened balance sheet with which to pursue future complementary acquisition opportunities; $4-5 million of estimated consolidation benefits and an anticipated accretion of earnings per share; the active involvement of Mr. L.E. Simmons whose knowledge, experience and proven record of building shareholder value in the energy service industry is widely recognized; and

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the appointment of Mr. John Lauletta to the position of Chief Executive Officer.
Mr. Lauletta has a broad range of energy service industry experience with Schlumberger and Baker Hughes, where he was president of Baker Hughes
Exlog/TOTCO and Milpark Drilling Fluids units."

Mr. Reid also noted: "The effect of the transaction will be to better position Tuboscope for growth. The combined company should have excellent earnings growth and cost reduction opportunities, especially when compared to other mid-sized energy service companies. It is unique that a company of its size will have the worldwide leadership position in virtually all of its business segments and significant growth opportunities."

L.E. Simmons added: "The worldwide distribution network of the combined entity offers an excellent platform for the continued growth of DOS' businesses. A significant factor for both companies is the high fixed cost of serving important but geographically dispersed markets. The combination will facilitate the serving of these markets with far greater efficiency." Mr. Simmons also noted that there are additional synergies in the areas of coiled tubing inspection and capital equipment technology as well as a substantial customer overlap in many markets.

Drexel, through its Hydra Rig, SWECO, Brandt and Texas Oil Tools subsidiaries, is the world's leading provider of solids control services and equipment including screen separators, centrifuges, environmentally effective closed loop systems, and coiled tubing related products including coiled tubing units, nitrogen pumps and vaporizers, snubbing units, stimulation equipment, related blowout preventers and stripper packers.

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Tuboscope Vetco International is the world's leading supplier of coating and
Inspection services to the petroleum industry; supplies in-service inspection for oil and gas pipelines; sells and leases advanced in-line inspection equipment to the makers of oil country tubular goods and provides quality assurance and inspection services to a diverse range of world-wide industries. Tuboscope Vetco International is headquartered in Houston, Texas and services markets in over 54 countries. Through nine months ended 9/30/95 the company reported sales and earnings of approximately $136 million and $5 million respectively. The Company is traded on the NASDAQ National Market System under the Symbol "TUBO."

Tuboscope has retained CS First Boston in connection with this transaction and DOS is represented by Merrill Lynch & Co.

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                                (ANALYSTS ONLY)
                 Business Overview of Drexel Oilfield Services


General
          Drexel Oilfield Services ("Drexel") is a closely held international energy service company which manufactures, distributes, and services a wide variety of capital equipment used in the drilling and production of oil and gas wells. Drexel is a leader in most of the specialized equipment markets in which it participates, including coiled tubing equipment, solids control equipment, cryogenic vessels, specialized workover tools, and fluid handling equipment.
Its principal manufacturing bases are in Fort Worth (TX), Conroe (TX), and Montrose (Scotland). Drexel sells its products through an integrated distribution network with access to the U.S., North Sea, South America, Far East and Africa.

          The Company was formed in the mid-1970's through the merger of The Drexel Company, a North Sea-focused energy service company, and Oilfield Services Pte, an Asian energy service company. In the period from January 1988 through September 1990, Drexel acquired Texas Oil Tools, The Brandt Company, and Hydra Rig, all leading U.S. manufacturing businesses in their respective niches.

          In 1993, the Company underwent a significant restructuring and hired a new management team, including a new Chief Executive Officer and a Chief Financial Officer. John Lauletta, the new President and Chief Executive Officer, has subsequently implemented tighter financial controls and rationalized several of the unprofitable operations.

Segment Descriptions

Coiled Tubing/Pressure Control
------------------------------

          Drexel's Hydra Rig unit is the world's leading manufacturer of coiled tubing units, cryogenic transportation and pumping equipment, and other capital goods used in coiled tubing and workover-related services. Drexel's management estimates it holds a 50% market share in the Coiled Tubing/Nitrogen Pumping market.

          Texas Oil Tools, another Drexel subsidiary, is the leading manufacturer of specially designed blowout preventers ("BOP's") and associated pressure control equipment used in coiled tubing and wireline operations. Drexel estimates it holds a greater than 70% market share in the pressure control equipment market.

Solids Control
--------------

          Drexel, through its Brandt subsidiary, is the world's leading manufacturer, distributor and renter of high technology solids control equipment including shale shakers, centrifuges, mud cleaners, desanders and desilters used in drilling operations. Drexel also recently completed the acquisition of SWECO, a major competitor in the solids control equipment business. Together, management estimates the two companies hold the number one market share in the solids control equipment market with 40%.

Marketing/Customers

          Drexel's customer base includes major service companies, such as Dowell, Schlumberger, Halliburton and Baker Hughes as well as national oil companies, western oil companies and drilling contractors. The Company's primary geographical base consists of

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the Gulf of Mexico, South America, the North Sea, West Africa and the Far East.
The Company also serves C.I.S., Europe and the Middle East.

Business Strategy/Recent Acquisitions

          During the past twelve months, Drexel has devoted significant effort to pursuing strategic growth and completed the acquisition of SWECO on November 16, 1995. The acquisition of SWECO more than doubled the Company's solids control revenues, especially in South America and increased total revenues by 50 percent. The Company is also pursuing several other growth transactions in both its solids control sgand coiled tubing business lines.

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                         DREXEL OILFIELD SERVICES/SWECO
                  COMBINED INCOME STATEMENT AND BALANCE SHEET

        Pro Forma Results for the Twelve Months Ended September 30, 1995

REVENUES:
      Solid Control                              $ 71.3
      Coiled Tubing Related                        47.2
                                                 ------
            Total Revenues                       $118.5

Cost of Sales                                      80.5

Gross Profit                                       38.0
      % of Revenue                                 32.1%

SG&A and Other                                     22.2
                                                 ------
EBITDA                                           $ 15.8

Combination Savings                                 2.0

Pro Forma EBITDA                                 $ 17.8
      % of Revenues                                15.0%


                Pro Forma Balance Sheet as of October 31, 1995

ASSETS:
      Cash and Marketable Securities             $  2.1
      Accounts Receivable                          29.8
      Inventory                                    22.1
      Other Current Assets                          1.3
                                                 ------
            Total Current Assets                   55.3

      Net Property, Plant and Equipment            24.8
      Goodwill                                     26.4
      Other Assets                                  3.1
                                                 ------
            Total Assets                         $109.7
                                                 ======
LIABILITIES:
      Accounts Payable                           $ 12.7
      Current Portion of Long-Term Debt             4.4
      Revolver                                     13.1
      Other Current Liabilities                     9.2
                                                 ------
            Total Current Liabilities              39.5

      Long-Term Debt                               16.2
      Deferred Taxes                                9.6
                                                 ------
            Total Liabilities                      39.5

      Common Stock                                 36.2
      Retained Earnings                             7.7
      Foreign Current Translation                   0.5
                                                 ------
            Total Equity                           44.4

      Total Liabilities and Equity               $109.7
                                                 ======

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